Sub-Item 77Q1(b): Copies of Text of Proposal Relating to Sub-Item 77D

The changes with respect to the Goldman Sachs Financial Square Federal Fund and Goldman Sachs Financial Square Tax-Free Money Market Fund described under Sub-Item 77D are described in the supplement to the Funds Prospectuses, filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on January 21, 2015 (Accession No. 0001193125-15-015155), which is incorporated herein by reference.